                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             THE TIMBERLAND COMPANY
                (Name of Registrant as Specified In Its Charter)

                                       M
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                             THE TIMBERLAND COMPANY
                                200 DOMAIN DRIVE
                         STRATHAM, NEW HAMPSHIRE 03885

                                                                  March 30, 1998

TO THE STOCKHOLDERS:

     The Board of Directors and Officers of The Timberland Company invite you to attend the 1998 Annual Meeting of Stockholders to be held on Thursday, May 21, 1998, at 9:30 a.m. at the Company's headquarters located at 200 Domain Drive, Stratham, New Hampshire.

     A copy of the Proxy Statement and the proxy are enclosed.

     IF YOU CANNOT BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                                            Cordially,

                                            /s/ Sidney W. Swartz
                                            SIDNEY W. SWARTZ
                                            Chairman, President and Chief
                                            Executive Officer

                             THE TIMBERLAND COMPANY
                                200 DOMAIN DRIVE
                         STRATHAM, NEW HAMPSHIRE 03885

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1998

     The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of The Timberland Company (the "Company") will be held on Thursday, May 21, 1998, at 9:30 a.m. at the Company's headquarters located at 200 Domain Drive, Stratham, New Hampshire, for the following purposes:

          1. To fix the number of directors at seven for the coming year, subject to further action by the Board of Directors as provided in the Company's By-Laws, and to elect seven directors to hold office until their successors shall have been duly elected and qualified; and

          2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Two of the directors will be elected by the holders of Class A Common Stock voting separately as a class. The remaining five directors will be elected by the holders of Class A Common Stock and the holders of Class B Common Stock voting together as a single class.

     The Board of Directors has fixed the close of business on Tuesday, March 24, 1998, as the record date for the determination of stockholders entitled to notice of and to vote and act at the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to notice of and to vote and act at the Annual Meeting.

                                            By Order of the Board of Directors,

                                            /s/ John E. Beard
                                            JOHN E. BEARD
                                            Secretary

March 30, 1998

                             THE TIMBERLAND COMPANY
                                200 DOMAIN DRIVE
                         STRATHAM, NEW HAMPSHIRE 03885

                                PROXY STATEMENT
                                 MARCH 30, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited by the Board of Directors of The Timberland Company, a Delaware corporation ("Timberland" or the "Company"), for use in connection with the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on May 21, 1998, and any adjourned sessions thereof. The complete mailing address of the executive offices of the Company is 200 Domain Drive, Stratham, New Hampshire 03885, and the Company's telephone number is (603) 772-9500. The matters to be acted upon at the Annual Meeting are stated in the accompanying Notice of Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only stockholders of record as of the close of business on March 24, 1998 are entitled to vote at the Annual Meeting and any adjournments thereof. As of March 3, 1998, 9,047,096 shares of the Company's Class A Common Stock, $.01 par value ("Class A Common Stock"), and 2,338,162 shares of the Company's Class B Common Stock, $.01 par value ("Class B Common Stock"), were outstanding.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail or telegram, proxies may be solicited personally or by telephone by directors, officers and employees of the Company, none of whom will be specially compensated for such solicitation. The expected date of the first mailing of this Proxy Statement and the enclosed proxy is March 30, 1998.

     If the enclosed proxy is properly signed and returned and not revoked, the shares represented thereby will be voted at the Annual Meeting. If the stockholder specifies in the proxy how the shares are to be voted, they will be voted accordingly. If the stockholder does not specify how the shares are to be voted, then they will be voted to fix the number of directors at seven and to elect the seven nominees named in this Proxy Statement. Should any person named as a nominee for director be unable to serve as a director, the persons appointed as proxy for the Annual Meeting may, in their discretion, vote for such other person as director, or may vote to fix the number of directors at such number less than seven, as the Board of Directors may recommend. The Company has no reason to believe that any of the nominees will be unavailable for election. Any stockholder has the right to revoke such stockholder's proxy at any time before it is voted by attending the Annual Meeting and voting in person, by filing with the Secretary of the Company an instrument in writing revoking the proxy or by delivering to the Secretary a newly executed proxy bearing a later date.

     The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any additional matters should properly come before the Annual Meeting, it is the intention of the persons appointed as proxy to vote on such matters in accordance with their judgment.

QUORUM, REQUIRED VOTES AND METHOD OF TABULATION

     Consistent with Delaware law and under the Company's By-Laws, a majority of the voting power of shares entitled to be cast on a particular matter, whether present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the Annual Meeting.

     Each share of Class A Common Stock entitles the holder of record thereof to one vote, and each share of Class B Common Stock entitles the holder of record thereof to ten votes. The holders of Class A Common Stock will vote separately as a class with respect to the election of two nominees, John F. Brennan and Abraham Zaleznik. The holders of Class A Common Stock and the holders of Class B Common Stock will vote together as a single class with respect to the election of Sidney W. Swartz, Jeffrey B. Swartz, Robert M. Agate, Ian W. Diery and John
A. Fitzsimmons, and on any other matters to be voted on at the Annual Meeting.

     The seven nominees for election as directors who receive the greatest number of votes properly cast for the election of directors at the Annual Meeting shall be elected. Shares represented by proxies that withhold authority to vote for a nominee for director or indicate an abstention or a "broker non-vote" (i.e., shares represented at the Annual Meeting held by brokers or shareholder nominees as to which (i) instructions have not been received from the beneficial owners thereof or persons entitled to vote such shares and (ii) the broker or nominee does not have the discretionary voting power on a particular matter with respect to such shares) will count as shares present and entitled to be cast for purposes of determining the presence of a quorum.

INDEPENDENT ACCOUNTANTS

     Deloitte & Touche LLP has been selected as the Company's independent accountants to audit the consolidated financial statements of the Company for the year ended December 31, 1998, and to report the results of their audit to the Audit Committee of the Board of Directors. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

                         ITEM 1.  ELECTION OF DIRECTORS

     The directors are elected at each Annual Meeting of Stockholders to serve for the ensuing year and until their respective successors have been duly elected and qualified. The By-Laws of the Company specify that the number of directors of the Company may be determined by the Board of Directors or by the stockholders. Proxies, unless marked to the contrary, will be voted at the Annual Meeting to fix the number of directors at seven and to elect the seven nominees named in this Proxy Statement. The number of directors fixed at the Annual Meeting is subject to later increase by action of the stockholders or by a majority of the members of the Board of Directors. Any vacancy arising on the Board of Directors may be filled by the stockholders or by a majority of the members of the Board of Directors.

     The current Board of Directors consists of seven members, all of whom were elected directors at the 1997 Annual Meeting of Stockholders held on May 16, 1997. Mr. Brennan and Dr. Zaleznik were elected by the holders of Class A Common Stock voting separately as a class, and Messrs. Sidney Swartz, Jeffrey Swartz, Agate, Diery and Fitzsimmons were elected by the holders of Class A Common Stock and the holders of Class B Common Stock voting together as a single class.

INFORMATION WITH RESPECT TO NOMINEES

     The names, ages, principal occupations for at least the last five years and certain other information with respect to the nominees for election are as follows:

             NAME AND YEAR                                    BUSINESS EXPERIENCE AND
        FIRST ELECTED DIRECTOR           AGE          DIRECTORSHIPS OF OTHER PUBLIC COMPANIES
        ----------------------           ---          ---------------------------------------
Sidney W. Swartz (1978)................  62    Since June 1986, Mr. Sidney Swartz has served the
                                               Company as Chairman of the Board, Chief Executive
                                               Officer and President.

Jeffrey B. Swartz (1990)...............  38    Since May 1991, Mr. Jeffrey Swartz has served the
                                               Company as Chief Operating Officer and, since March
                                               1990, as Executive Vice President. He is also a
                                               director of Central Tractor Farm & Country, Inc.
                                               Jeffrey Swartz is the son of Sidney Swartz.

Robert M. Agate (1992).................  62    From January 1992 until his retirement in July 1996,
                                               Mr. Agate served as Senior Executive Vice President
                                               and Chief Financial Officer of Colgate-Palmolive
                                               Company.

John F. Brennan (1987).................  65    Since August 1991, Mr. Brennan has served as Dean of
                                               the Sawyer School of Management of Suffolk University.
                                               Mr. Brennan is also a director of Aerovox Incorporated
                                               and Data Storage Corporation.

Ian W. Diery (1996)....................  48    Since November 1997, Mr. Diery has served as the
                                               President and Chief Executive Officer of Electronic
                                               Scrip, Inc. From September 1996 to November 1997, Mr.
                                               Diery was a self-employed consultant. From November
                                               1995 to August 1996, Mr. Diery served as President and
                                               Chief Executive Officer and as a Director of AST
                                               Research, Inc. Prior to joining AST Research, Inc.,
                                               Mr. Diery served at Apple Computer in a variety of
                                               positions, including: Executive Vice President and
                                               General Manager of the Personal Computer Division from
                                               July 1993 to April 1995; Executive Vice President of
                                               Worldwide Sales and Marketing from July 1992 to July
                                               1993; and Senior Vice President and President of Apple
                                               Pacific Division from October 1989 to July 1992.

John A. Fitzsimmons (1996).............  55    Since January 1987, Mr. Fitzsimmons has served as
                                               Senior Vice President -- Consumer Electronics of
                                               Circuit City Stores, Inc.

Abraham Zaleznik (1987)................  74    Since 1990, Dr. Zaleznik has served as Professor
                                               Emeritus of Harvard University and as a self-employed
                                               consultant. Dr. Zaleznik is also a director of Ogden
                                               Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS

     Dr. Zaleznik and Mr. Diery are the members of the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee's responsibilities include: determining and presenting to the Board of Directors for its ratification the compensation of the Chief Executive Officer and the Chief Operating Officer; determining the compensation of the executive officers who report directly to the Chief Operating Officer; reviewing the compensation determined by management for all other executive officers of the Company; and oversight of the administration of the Company's stock option and other benefit plans.

     Messrs. Agate, Brennan and Fitzsimmons are the members of the Company's Audit Committee, whose functions include: recommending to the Board of Directors the appointment of the Company's independent accountants; reviewing the independence of the accountants; meeting with the accountants to review the Company's financial statements; and reviewing the Company's accounting procedures and internal controls.

     The Company does not have a nominating or similar committee.

     During 1997, the Board of Directors held six meetings, the Compensation Committee held three meetings, and the Audit Committee held two meetings. Each nominee attended more than 75% of the meetings of the Board of Directors and all of the meetings of committees on which he served.

DIRECTORS' COMPENSATION

     The Company compensates each director who is not an officer of the Company in cash as follows: (i) an annual retainer of $25,000; (ii) a fee of $1,000 for each meeting of the Board of Directors attended; and (iii) a fee of $500 for each meeting of a committee of the Board of Directors attended. In addition, any non-officer director who serves as a committee chairman receives an annual retainer of $2,500.

     The Timberland Company 1991 Stock Option Plan for Non-Employee Directors provides for an initial option grant to each newly elected, eligible director, on the date of initial election, to purchase up to 5,000 shares of Class A Common Stock, at a price equal to the fair market value on the date of grant. Thereafter, for each additional full year of service, option grants to purchase up to 1,250 shares of Class A Common Stock are made on the anniversary of the initial grant to each eligible director, at a price equal to the fair market value on the date of grant. Accordingly, on May 16, 1997, Messrs. Diery and Fitzsimmons, on May 20, 1997, Mr. Brennan and Dr. Zaleznik, and on November 12, 1997, Mr. Agate, were each granted options to purchase up to 1,250 shares of Class A Common Stock, at a price equal to the fair market value of such shares on the respective grant dates. For so long as the holder remains a director of the Company, options granted under the 1991 Stock Option Plan for Non-Employee Directors are exercisable at a rate of 25% of the total underlying shares on each of the first four anniversaries of the date of grant, and expire ten years from the date of grant.

     Information as to ownership of Company securities by nominees for director is included under the heading, "Security Ownership of Certain Beneficial Owners and Management."

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to compensation awarded to, earned by or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served as such at December 31, 1997 (hereinafter all the foregoing persons are together referred to as the "Named Executive Officers"), for the fiscal years ended December 31, 1997, 1996 and 1995.

                                           ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                               -------------------------------------------   --------------------------
             (A)               (B)       (C)         (D)          (E)                           (H)
                                                                 OTHER            (G)                         (I)
                                                                 ANNUAL       SECURITIES                   ALL OTHER
                                                                COMPEN-       UNDERLYING        LTIP        COMPEN-
 NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)    SATION(1)($)   OPTIONS(2)(#)   PAYOUTS($)   SATION(3)($)
 ---------------------------   ----   ---------   --------    ------------   -------------   ----------   ------------
Sidney W. Swartz(4)..........  1997    489,996    1,231,565      79,968             --           --          4,470
  Chairman, President and      1996    464,362      483,718          --             --           --          3,698
  Chief Executive Officer      1995    450,502           --          --             --           --          3,540
                               ----    -------    ---------     -------         ------           --          -----
Jeffrey B. Swartz............  1997    325,000      816,854          --         25,000           --          4,042
  Executive Vice President
    and                        1996    300,466      318,817          --          5,000           --          3,579
  Chief Operating Officer      1995    291,486           --          --         42,526           --          3,540
                               ----    -------    ---------     -------         ------           --          -----
Geoffrey J. Hibner(5)........  1997    174,468      514,014     159,103         30,000           --            700
  Senior Vice President --     1996         --           --          --             --           --             --
  Finance and Administration   1995         --           --          --             --           --             --
  and Chief Financial Officer
                               ----    -------    ---------     -------         ------           --          -----
Keith D. Monda(6)............  1997    285,272      543,183          --         15,000           --          3,939
  Senior Vice President --     1996    268,000      232,638          --          2,500           --          3,555
  Operations                   1995    260,192           --      28,341         42,692           --          3,540
                               ----    -------    ---------     -------         ------           --          -----
Gregory W. VanWormer.........  1997    274,300      522,291          --         15,000           --          3,911
  Senior Vice President and    1996    252,292      171,957          --         15,000           --          3,547
  General
    Manager -- Marketing       1995    226,727           --          --         31,484           --          3,540
                               ----    -------    ---------     -------         ------           --          -----

---------------
(1) The amount for Mr. Sidney Swartz includes an auto allowance of $53,080 paid during 1997. The amounts indicated for Mr. Hibner and Mr. Monda include relocation expenses of $154,903 paid during 1997 and $21,141 paid during 1995, respectively. These relocation amounts include payments for income taxes owed for the reimbursement of such expenses.

(2) The 1995 amounts include replacement options granted on December 19, 1995 in the following amounts, in exchange for a larger number of options granted previously: Mr. Jeffrey Swartz, 42,526 shares; Mr. Monda, 37,192 shares; and Mr. VanWormer, 29,134 shares.

(3) The Company paid group term life insurance premiums and made contributions to the Company's 401(k) Plan, as follows:

                                            GROUP TERM LIFE INSURANCE
                                                     PREMIUMS               CONTRIBUTIONS TO 401(K) PLAN
                                            --------------------------      ----------------------------
                     NAME                    1997       1996      1995       1997       1996       1995
                     ----                    ----       ----      ----       ----       ----       ----
    Sidney W. Swartz......................  $1,270      $698      $540      $3,200     $3,000     $3,000
    Jeffrey B. Swartz.....................     842       579       540       3,200      3,000      3,000
    Geoffrey J. Hibner....................     700       --        --         --         --         --
    Keith D. Monda........................     739       555       540       3,200      3,000      3,000
    Gregory W. VanWormer..................     711       547       540       3,200      3,000      3,000

(4) Reference is made to the information contained under the caption "Certain Relationships and Related Transactions" in this Proxy Statement for certain benefits payable upon the death of Sidney Swartz.

(5) Mr. Hibner joined the Company on May 14, 1997.

(6) Mr. Monda's employment with the Company ended on January 9, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 1997.

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                                                                        ANNUAL RATES OF
                                                                                          STOCK PRICE
                                                                                       APPRECIATION FOR
                               INDIVIDUAL GRANTS                                        OPTION TERM(1)
--------------------------------------------------------------------------------   -------------------------
           (A)                 (B)             (C)           (D)         (E)           (F)           (G)
                            NUMBER OF      PERCENT OF
                            SECURITIES    TOTAL OPTIONS
                            UNDERLYING     GRANTED TO      EXERCISE
                             OPTIONS      EMPLOYEES IN     OR BASE
                             GRANTED       FISCAL YEAR      PRICE     EXPIRATION
           NAME                (#)             (%)           ($)         DATE         5%($)        10%($)
           ----             ----------    -------------    --------   ----------      -----        ------
Sidney W. Swartz..........     --           --               --          --            --            --
Jeffrey B. Swartz.........    25,000          8.11          50.125     5/16/07         788,084     1,997,159
Geoffrey J. Hibner........    30,000          9.73          50.125     5/16/07         945,700     2,396,890
Keith D. Monda............    15,000          4.87          50.125     5/16/07         472,850     1,198,295
Gregory W. VanWormer......    15,000          4.87          50.125     5/16/07         472,850     1,198,295
All Shareholders(2).......     --           --               --          --        353,708,676   896,373,165

---------------

(1) Based on the exercise price on the date of grant and annual appreciation of such price through the expiration date of such options at the stated annualized rate. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price for the Class A Common Stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated above.

(2) The potential realizable value for "All Shareholders" is determined on the assumption that the price of Class A Common Stock appreciated over the term of the options from the $50.125 per share market price as of the date of grant at an annualized rate (a) of 5% (which would result in a value on May 16, 2007 of $81.65 per share); and (b) 10% (which would result in a value on May 16, 2007 of $130.01 per share). The "All Shareholders" information is calculated based on 8,486,822 shares of Class A Common Stock and 2,733,832 shares of Class B Common Stock outstanding as of May 2, 1997. Thus, for comparative purposes, the total value of such Common Stock as of May 16, 1997, the date on which the options were granted, would be $562,435,282.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for each of the Named Executive Officers as to the total number of exercised and unexercised stock options held at December 31, 1997 and the value of unexercised "in-the-money" stock options held at December 31, 1997.

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                              SHARES                             OPTIONS AT               "IN-THE-MONEY" OPTIONS
                            ACQUIRED ON      VALUE            FISCAL YEAR-END             AT FISCAL YEAR-END(1)
           NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE(#)   EXERCISABLE/UNEXERCISABLE($)
           ----             -----------   -----------   ----------------------------   ----------------------------
           (A)                (B)             (C)                   (D)                            (E)
Sidney W. Swartz..........     --            --                    --                              --
Jeffrey B. Swartz.........     --            --                92,349/50,177                3,937,187/1,151,517
Geoffrey J. Hibner........     --            --                    --/30,000                       --/  238,140
Keith D. Monda............     4,422        90,651             31,207/34,063                1,164,338/  837,712
Gregory W. VanWormer......     1,889        81,582             17,372/39,873                  655,044/1,060,875

---------------
(1) Stock options are "in-the-money" at fiscal year-end if the fair market value of the underlying securities on such date exceeds the exercise price of the stock option. The amounts shown in column (e) represent the difference between the closing price of the Company's Class A Common Stock on December 31, 1997 ($58.063) and the exercise price of those options which are "in-the-money," multiplied by the applicable number of underlying securities.

                               PERFORMANCE GRAPH

     Set forth below is a graph showing the five-year cumulative total return of Class A Common Stock as compared with the Standard & Poor's 500 Stock Index and the weighted average of the Standard & Poor's Shoe Index and the Standard & Poor's Textile and Apparel Manufacturers Index, weighted in proportion to the percent of the Company's revenue from product sales (excluding royalties on products sold by licensees) derived from sales of footwear and from apparel and accessories, respectively, for each year.

                                                                            Weighted Average
                                                                            of S&P Shoe Index
                                                                             and S&P Textile
                                                                               and Apparel
        Measurement Period                                                    Manufacturers
      (Fiscal Year Covered)            Timberland         S&P 500 Index           Index
1992 1                                   100.00              100.00              100.00
1993                                     273.72              110.08               71.20
1994                                     112.18              111.53               91.19
1995                                     101.92              153.45              117.77
1996                                     194.87              188.68              189.66
1997                                     297.75              251.63              139.60

---------------
(1) Indexed to 12/31/92.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee consists of Abraham Zaleznik, Chairman, and Ian
W. Diery. At all times, members of the Compensation Committee have been independent directors. The Compensation Committee's responsibilities include: determining and presenting to the Board of Directors for its ratification the compensation of the Chief Executive Officer and the Chief Operating Officer; determining the compensation of the executive officers who report directly to the Chief Operating Officer; and reviewing the compensation determined by management for all other executive officers of the Company. The Compensation Committee also administers the Company's stock benefit plans, except for the Company's 1991 Employee Stock Purchase Plan, which is administered by a committee comprised of management officers chosen by the Board of Directors, and the Company's 1991 Stock Option Plan for Non-Employee Directors, under which the grant of stock options is automatic, as described above under the heading "Directors' Compensation." In that administrative capacity, the Compensation Committee granted all stock options which were awarded by the Company in 1997 to its employees.

     In performing its compensation-related responsibilities described above, the Compensation Committee attempts to set annual salary levels for the Company's executive officers at the competitive mid-point of the salaries set for a representative group of comparable executives of similar companies and to set annual bonuses and long-term incentives at levels that, when combined with annual salaries and assuming that actual performance is equal to the established performance goals, will approximate the seventy-fifth percentile of average total compensation set for such group. Annual salaries, as well as target bonuses and incentives, for the Company's executive officers are established based on survey data provided to the Company by independent compensation consulting and executive recruiting firms engaged by the Company.

     Annual cash bonuses are payable under the Company's Short-Term Incentive Plan for Managerial Employees (the "STIP"). Pursuant to the STIP, the Compensation Committee annually reviews management's financial performance goals for the Company, job performance goals for STIP participants and target bonus awards for such participants, expressed as a percentage of such participants' salaries. Annual STIP bonuses are awarded according to a formula based upon the achievement, in whole or in part, of these Company and individual performance goals. STIP participants who have job responsibilities within the Company's business units (as opposed to its corporate functions) are also evaluated on the performance of their respective business units. The annual STIP bonuses for higher-level executives are more heavily influenced by Company performance than are those for lower-level executives. The annual bonuses for the Chief Executive Officer and the Chief Operating Officer depend entirely on Company performance. The amount of annual bonus awards under the STIP may exceed 100% of the target bonus awards established for the relevant performance period when actual Company performance exceeds targeted goals.

     In January 1997, the Compensation Committee recommended, and the Board of Directors approved, increases in the 1997 annual base salary levels for Sidney Swartz of 4.6% and Jeffrey Swartz of 7.2%. The Compensation Committee also approved an increase of 5.5% in the 1997 annual base salary for each of Keith Monda and Gregory VanWormer. For 1997, the Compensation Committee approved STIP target bonus awards for the Named Executive Officers (including the Chief Executive Officer and the Chief Operating Officer, whose actual bonus awards for 1997 were ratified by the independent members of the Board of Directors) that were based on the Company's achievement of earnings per share and cash flow targets. Because the Company's earnings per share and cash flow for 1997 exceeded the Company performance goals under the STIP, the bonus award to each of the Named Executive Officers, as calculated pursuant to the STIP formula, exceeded his respective base salary for 1997. In addition to these targets, a portion of the target bonus awards for officers with responsibilities for managing specific business units was also based on such business units' achievement of operating contribution, gross margin and cash flow targets.

     Long-term incentive compensation has historically been in the form of stock options, granted at the discretion of the Compensation Committee. The Company makes stock option grants to certain employees at the time of hire and at the time of promotion, based on the employees' respective levels of responsibility. In addition, the Company periodically makes stock option grants to certain employees based on their individual performance and potential. The Compensation Committee believes that stock options are an appropriate means to compensate the Company's officers and employees in a manner which encourages them to identify with the long-term interests of the Company's stockholders. Stock options are granted on the basis of competitive levels of stock options granted to comparable employees of similar companies, except that the Company's Chief Executive Officer has never been granted a stock option because he has a sizable equity position in the Company. Stock options become exercisable at such times as the Compensation Committee prescribes. All stock options granted in 1997 were granted at fair market value as of the date of grant, vest in equal installments on each of the first four anniversaries of the date of grant and expire ten years from the date of grant.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to any of the company's Chief Executive Officer and four other highest paid executive officers. However, compensation in the form of stock options is not subject to the deduction limit if certain requirements are satisfied, including, among other things, stockholder approval of the material terms of the plan pursuant to which such stock options are granted. All such stock option compensation in 1997 was fully deductible under Section 162(m). The Compensation Committee recognizes that STIP bonus awards may exceed the Section 162(m) limitations; however, the Compensation Committee intends such compensation to qualify for exemption under
Section 162(m) to the maximum extent possible.

                                            COMPENSATION COMMITTEE
                                                 Abraham Zaleznik, Chairman
                                                 Ian W. Diery

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of the close of business on March 3, 1998, regarding shares of Class A Common Stock and Class B Common Stock beneficially owned by (i) persons known to the Company to be beneficial owners of 5% or more of the outstanding shares of either Class A Common Stock or Class B Common Stock, (ii) each director, nominee for director and Named Executive Officer and (iii) all directors and executive officers as a group:

                                                              SHARES OWNED BENEFICIALLY
                                                   -----------------------------------------------
                                                           CLASS A                  CLASS B
                                                   -----------------------    --------------------
     NAME AND ADDRESS OF BENEFICIAL OWNER(1)       NUMBER(2)    PERCENT(3)     NUMBER      PERCENT
     ---------------------------------------       ---------    ----------     ------      -------
FMR Corp.(4).....................................    865,900        9.6          --         --
Putnam Investments, Inc.(5)......................    664,299        7.3          --         --
State Street Research & Management Company(6)....    647,300        7.2          --         --
Judith H. Swartz and John E. Beard, as Trustees
  of The Sidney W. Swartz 1982 Family Trust......  3,142,017       34.7          --         --
Sidney W. Swartz.................................     84,494        (7)       2,293,373(8)  98.1
Jeffrey B. Swartz................................    104,369        1.1          28,353      1.2
Robert M. Agate..................................     10,818        (7)          --         --
John F. Brennan..................................     14,123        (7)          --         --
Ian W. Diery.....................................      1,250        (7)          --         --
John A. Fitzsimmons..............................      1,250        (7)          --         --
Abraham Zaleznik.................................     11,923        (7)          --         --
Geoffrey J. Hibner...............................     --          --             --         --
Keith D. Monda...................................     42,659        (7)          --         --
Gregory W. VanWormer.............................     22,171        (7)          --         --
All directors and executive officers as a group
  (13 persons)...................................    316,625        3.4       2,321,726     99.3

---------------

(1) Address, unless otherwise noted: c/o The Timberland Company, 200 Domain Drive, Stratham, NH 03885.

(2) Amounts include shares issuable upon the exercise of stock options which are either currently exercisable or will become exercisable within 60 days of March 3, 1998, as follows: Mr. Jeffrey Swartz, 96,305; Mr. Agate, 8,123; Mr. Brennan, 4,373; Mr. Diery, 1,250; Mr. Fitzsimmons, 1,250; Dr. Zaleznik, 4,373; Mr. Monda, 32,602; Mr. VanWormer, 19,872; Mr. Hibner, 0; and all executive officers and directors as a group, 190,319.

(3) Percentages are calculated on the basis of the amount of outstanding shares of common stock of such class plus, for each person or group, any securities that such person or group has the right to acquire within 60 days of March 3, 1998, pursuant to options, warrants, conversion privileges or other rights.

(4) Address: 82 Devonshire Street, Boston, MA 02109. Beneficial ownership based on the Schedule 13G dated February 14, 1998 filed by FMR Corp. Edward C. Johnson, 3d, Chairman of FMR Corp., together with various trusts for the benefit of Johnson family members, may be deemed to form a controlling group with respect to FMR Corp. Amount includes 858,800 shares (9.5%) beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. Amounts owned by FMR Corp. and Fidelity include 440,700 shares (4.9%) beneficially owned by Fidelity Trend Fund.

(5) Address: One Post Office Square, Boston, MA 02109. Beneficial ownership based on the Schedule 13G dated January 16, 1998 filed by Putnam Investments, Inc., a wholly-owned subsidiary of Marsh &

    McLennan Companies, Inc. Amount includes 664,299 shares (7.6%) beneficially owned by Putnam Investment Management, Inc., a wholly-owned subsidiary of Putnam Investments, Inc.

(6) Address: One Financial Center, 30th Floor, Boston, MA 02111-2690. Beneficial ownership based on the Schedule 13G dated February 11, 1998 filed by State Street Research & Management Company, which disclaims any beneficial interest in such shares.

(7) Does not exceed 1% of the class.

(8) Amount includes 9,500 shares of Class B Common Stock held by The Swartz Family Charitable Trust, as to which Mr. Sidney Swartz, a trustee, disclaims beneficial ownership.

     Sidney W. Swartz, his children and grandchildren, and The Swartz Family Charitable Trust (the "Charitable Trust"), of which Sidney Swartz and his wife are the trustees, beneficially own all of the Company's outstanding Class B Common Stock. Additionally, The Sidney W. Swartz 1982 Family Trust (the "Family Trust"), a trust for the benefit of his family, owned 3,142,017 shares of Class A Common Stock on March 3, 1998. As of March 3, 1998, Sidney Swartz, the Charitable Trust and the Family Trust held, in the aggregate, approximately 81% of the combined voting power of the Company's capital stock, and the Family Trust held approximately 35% of the Class A Common Stock, enabling Sidney Swartz to control the Company's affairs and enabling the Family Trust to influence the election of the two directors entitled to be elected by the holders of Class A Common Stock voting separately as a class. Jeffrey Swartz, Executive Vice President and Chief Operating Officer of the Company, is the son of Sidney Swartz and is one of the beneficiaries of the Family Trust. Sidney Swartz, by virtue of his ownership of shares of Class B Common Stock and by virtue of his position of influence (direct and indirect) over the Company, may be deemed to be a "control person" of the Company within the meaning of the rules and regulations under the Securities Act of 1933, as amended.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to an agreement between the Company and Sidney Swartz, the Company will pay to his wife for the three years following his death (or, if earlier, until her death) a monthly amount equal to Mr. Swartz' monthly salary at the time of his death, if Mr. Swartz should die while he is an employee of the Company.

     David Swartz serves as a member of the Company's Product Development Department and is the son of Sidney Swartz. The 1997 total compensation of David Swartz was approximately $120,788.

                             FINANCIAL INFORMATION

     The Company's 1997 Annual Report to security holders, which includes audited financial statements and other business information, was mailed to security holders of the Company on or about March 30, 1998, and is incorporated herein by reference.

     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed by the Company with the Securities and Exchange Commission, may be obtained without charge by contacting the Investor Relations Department, The Timberland Company, 200 Domain Drive, Stratham, New Hampshire 03885 (telephone:
(603) 773-1212).

                      COMPLIANCE WITH SECTION 16(A) OF THE
                SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED

     Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than 10% of the Class A Common Stock are required to report their ownership of Class A Common Stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied by such persons during and with respect to fiscal year 1997. In making this disclosure, the Company has relied solely on written representations of its directors, its executive officers and persons holding more than 10% of the Class A Common Stock and copies of the reports that these persons have filed with the Securities and Exchange Commission and furnished to the Company.

                                 OTHER BUSINESS

     The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any additional matters should properly come before the Annual Meeting, it is the intention of the persons appointed as proxies in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters.

                             STOCKHOLDER PROPOSALS

     Stockholders may present proposals for inclusion in the 1999 Proxy Statement and proxy relating to the 1999 Annual Meeting of Stockholders, provided they are received by the Secretary of the Company no later than November 30, 1998 and are otherwise in compliance with applicable Securities and Exchange Commission regulations.

                                                                       983-PS-98

                                  DETACH HERE


                                     PROXY

                             THE TIMBERLAND COMPANY

                 ANNUAL MEETING OF STOCKHOLDERS - MAY 21, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Sidney W. Swartz and Jeffrey B. Swartz, and each of them, as attorneys and proxies, with the power of substitution, to represent and vote, as designated on the reverse side hereof, all shares of the Class A Common Stock of The Timberland Company (the "Company") at the Annual Meeting of Stockholders of the Company to be held at the headquarters of the Company, 200 Domain Drive, Stratham, New Hampshire 03885 on Thursday, May 21, 1998, at 9:30 a.m. and at any adjournments thereof, which the undersigned could vote if present, in such manner as they, or either of them, may determine on any matters which may properly come before the meeting or any adjournments thereof and to vote on the matters set forth on the reverse side hereof as hereinafter specified.

     Each share of Class A Common Stock entitles the holder of record thereof at the close of business on March 24, 1998 to one vote per share, and each share of Class B Common Stock entitles the holders of record thereof at the close of business on March 24, 1998 to ten votes per share. The holders of Class A Common Stock will vote separately as a class with respect to the election of two nominees for director, John F. Brennan and Abraham Zaleznik, and the holders of Class A Common Stock and the holders of Class B Common Stock will vote together as a single class with respect to the election of five nominees for director, Sidney W. Swartz, Jeffrey B. Swartz, Robert M. Agate, Ian W. Diery and John A. Fitzsimmons.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED TO FIX THE NUMBER OF DIRECTORS AT SEVEN AND TO ELECT THE SEVEN NOMINEES, AND THE PROXIES IN THEIR DISCRETION ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS NOT NOW KNOWN AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
   SIDE    (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)   SIDE
-----------                                                          -----------

                                  DETACH HERE

     PLEASE MARK
[X]  VOTES AS IN
     THIS EXAMPLE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES.

     1. To fix the number of directors at seven for the coming year, subject to further action by the Board of Directors as provided in the Company's
         By-Laws, and to elect the following nominees:
         Sidney W. Swartz, Jeffrey B. Swartz, Robert M. Agate, John F. Brennan,
         Ian W. Diery, John A. Fitzsimmons and Abraham Zaleznik.

                    FOR              WITHHELD
             [ ]    ALL        [ ]   FROM ALL
                  NOMINEES           NOMINEES


     [ ]
        -------------------------------------------------
             For all nominees except as noted above
                                                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT      [ ]


                                                               Please sign here personally, exactly as your name is printed on your stock certificate. If the stock is registered in more than one name, each joint owner or each fiduciary should sign personally.
                                                               Only authorized officers should sign for a corporation.



Signature: ______________________________ Date: ______________   Signature: ______________________________ Date: ______________